The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Capped PLUS until the pricing supplement, the accompanying product supplement, the accompanying index supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Capped PLUS and we are not soliciting offers to buy these Capped PLUS in any state where the offer or sale is not permitted.

Subject to Completion

February 2020

PRELIMINARY PRICING SUPPLEMENT Dated January 30, 2020

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-225551 (To Prospectus dated October 31, 2018 and Product Supplement dated October 31, 2018)

Structured Investments

Opportunities in International Equities

Capped Performance Leveraged Upside SecuritiesSM (Capped PLUSSM) due on or about May 19, 2021

$● Based on the Performance of the Shares of the iShares® MSCI Emerging Markets ETF

Principal at Risk Securities

The Capped Performance Leveraged Upside SecuritiesSM (the “Capped PLUS”) offer leveraged exposure to the performance of the shares of the iShares® MSCI Emerging Markets ETF (the “underlying fund”). The Capped PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature which applies to a limited range of positive performance of the underlying fund. At maturity, if the closing price of the underlying fund on the valuation date (the “final price”) is less than the initial price, the investor is fully exposed to a loss of their initial investment that is proportionate to the percentage change in the price of the underlying fund from the initial price to the final price (the “underlying return”). At maturity, if the underlying return is positive, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying fund, subject to the maximum payment at maturity. Accordingly, the Capped PLUS do not guarantee any return of principal at maturity and you could lose some or all of your initial investment. The Capped PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Capped PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Capped PLUS and you could lose your entire investment.

SUMMARY TERMS
Issuer:	UBS AG London Branch (“UBS”)
Underlying fund:	iShares® MSCI Emerging Markets ETF (Bloomberg Ticker: “EEM”)
Aggregate principal amount:	$•
Stated principal amount:	$10 per Capped PLUS
Issue price:	$10 per Capped PLUS (see “Commissions and issue price” below), offered at a minimum investment of 100 Capped PLUS (representing a $1,000 investment)
Denominations:	$10 per Capped PLUS and integral multiples thereof
Interest:	None
Pricing date:	Approximately February 14, 2020, subject to postponement in the event of a market disruption event as described in the accompanying product supplement. In the event that we make any change to the expected pricing date and original issue date, the calculation agent may adjust the valuation date and the maturity date to ensure that the stated term of the Capped PLUS remains the same.
Original issue date:	Approximately February 20, 2020 (to be determined on the pricing date and expected to be 3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Capped PLUS on any date prior to two business days before delivery will be required, by virtue of the fact that the Capped PLUS are initially expected to settle in three business days (T + 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Valuation date:	Approximately May 14, 2021 (to be determined on the pricing date and expected to be approximately 15 months after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Maturity date:	Approximately May 19, 2021 (to be determined on the pricing date and expected to be 3 business days after the valuation date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement
Payment at maturity:

▪       If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity.
In no event will the payment at maturity exceed the maximum payment at maturity.

▪       If the underlying return is zero:
Stated Principal Amount of $10

▪       If the underlying return is negative:
$10 + ($10 x Underlying Return)
Accordingly, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment

Underlying return:

The quotient, expressed as a percentage, of (i) the final price of the underlying fund minus the initial price of the underlying fund, divided by (ii) the initial price of the underlying fund. Expressed as a formula:

(Final Price - Initial Price) / Initial Price

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Maximum gain:	16.90%
Initial price:	$•, which is the closing price of the underlying fund on the pricing date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Final price:	The closing price of the underlying fund on the valuation date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Leverage factor:	3.0
Maximum payment at maturity:	$11.69 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
CUSIP/ISIN:	90281G469 / US90281G4698
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Capped PLUS:	100.00%	1.75%(a) + 0.50%(b) 2.25%	97.75%
Total:	$•	$•	$•
(1)

UBS Securities LLC will purchase from UBS AG the Capped PLUS at the price to public less a fee of $0.225 per $10.00 stated principal amount of Capped PLUS. UBS Securities LLC will agree to resell all of the Capped PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $0.175 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $0.05 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Capped PLUS as of the pricing date is expected to be between $9.395 and $9.695. The range of the estimated initial value of the Capped PLUS was determined on the date of this document by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Capped PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” beginning on pages 16 and 17 of this document.

Notice to investors: the Capped PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Capped PLUS at maturity, and the Capped PLUS have the same downside market risk as that of the underlying fund. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Capped PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Capped PLUS.

You should carefully consider the risks described under ‘‘Risk Factors’’ beginning on page 16 and under ‘‘Risk Factors’’ beginning on page PS-9 of the product supplement before purchasing any Capped PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Capped PLUS. You may lose some or all of your initial investment in the Capped PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Capped PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Capped PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated October 31, 2018	Prospectus dated October 31, 2018

Capped PLUSSM due on or about May 19, 2021 $• Based on the Performance of the Shares of the iShares® MSCI Emerging Markets ETF Principal at Risk Securities

Additional Information about UBS and the Capped PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for various securities we may offer, including the Capped PLUS) with the Securities and Exchange Commission, (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

Product supplement dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

Prospectus dated October 31, 2018:
http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

References to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. In this document, the "Capped PLUS" refers to the Capped Performance Leveraged Upside Securities that are offered hereby. Also, references to the "accompanying prospectus" mean the UBS prospectus titled "Debt Securities and Warrants," dated October 31, 2018 and references to the "accompanying product supplement" mean the UBS product supplement titled "Market-Linked Securities Product Supplement", dated October 31, 2018.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Capped PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Capped PLUS prior to their issuance. In the event of any changes to the terms of the Capped PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

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Investment Overview

Capped Performance Leveraged Upside Securities

The Capped PLUS Based on the shares of the iShares® MSCI Emerging Markets ETF due on or about May 19, 2021 can be used:

▪	As an alternative to direct exposure to the underlying fund that enhances the return for a certain range of positive performance of the underlying fund; however, by investing in the Capped PLUS, you will not be entitled to receive any dividends paid with respect to the underlying fund or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying fund beyond a price that, when multiplied by the leverage factor, exceeds the maximum gain, is appropriate for you.
▪	To enhance returns and potentially outperform the underlying fund in a moderately bullish scenario.
▪	To achieve similar levels of upside exposure to the underlying fund as that of a direct investment while using fewer dollars by taking advantage of the leverage factor.

Maturity:	Approximately 15 months
Leverage factor:	3.0
Maximum payment at maturity:	$11.69 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	16.90%
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Capped PLUS.
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

Key Investment Rationale

Investors can use the Capped PLUS to leverage returns by a factor of 3.0, up to the maximum gain. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose all of their initial investment in the Capped PLUS.

Investors will not be entitled to receive any dividends paid with respect to the underlying fund and the Capped PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Capped PLUS.

Leveraged Performance	The Capped PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying fund, within a certain range of positive performance.

Upside Scenario	The underlying return is positive and, at maturity, the Capped PLUS redeem for the lesser of (a) the stated principal amount of $10 plus the leveraged upside payment and (b) the maximum payment at maturity.

Par Scenario	If the underlying return is zero, at maturity you will receive the stated principal amount.

Downside Scenario	If the underlying return is negative, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is -35%, each Capped PLUS will redeem for $6.50, or 65% of the stated principal amount. There is no minimum payment on the Capped PLUS and you could lose all of your initial investment.

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Investor Suitability

The Capped PLUS may be suitable for you if:

■	You fully understand the risks of an investment in the Capped PLUS, including the risk of loss of all of your initial investment.
■	You can tolerate a loss of some or all of your investment and are willing to make an investment that has the same downside market risk as an investment in the underlying fund.
■	You believe that the final price of the underlying fund will be greater than the initial price and, if the final price is less than the initial price, you can tolerate receiving a payment at maturity that will be less than the stated principal amount and may be zero.
■	You believe that the price of the underlying fund will appreciate over the term of the Capped PLUS, and that the percentage of appreciation, when multiplied by the leverage factor, is unlikely to exceed the maximum gain indicated on the cover hereof.
■	You can tolerate fluctuations in the price of the Capped PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.
■	You understand and accept that your potential return on the Capped PLUS is limited to the maximum gain and you would be willing to invest in the Capped PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying fund.
■	You are willing and able to hold the Capped PLUS to maturity, a term of approximately 15 months, and accept that there may be little or no secondary market for the Capped PLUS.
■	You understand and are willing to accept the risks associated with the underlying fund.
■	You are willing to assume the credit risk of UBS for all payments under the Capped PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.
■	You understand that the estimated initial value of the Capped PLUS determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Capped PLUS, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Capped PLUS may not be suitable for you if:

■	You do not fully understand the risks of an investment in the Capped PLUS, including the risk of loss of all of your initial investment.
■	You require an investment designed to provide a full return of principal at maturity.
■	You are not willing to make an investment that has the same downside market risk as an investment in the underlying fund.
■	You believe that the final price of the underlying fund will be less than the initial price, or you believe that the underlying return will be positive and, when multiplied by the leverage factor, is likely to exceed an amount equal to the maximum gain indicated on the cover hereof.
■	You seek an investment that has an unlimited return potential or you would be unwilling to invest in the Capped PLUS based on the maximum payment at maturity indicated on the cover hereof.
■	You cannot tolerate fluctuations in the price of the Capped PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.
■	You seek current income from your investment or prefer to receive the dividends paid on the underlying fund.
■	You are unable or unwilling to hold the Capped PLUS to maturity, a term of approximately 15 months, or seek an investment for which there will be an active secondary market.
■	You do not understand or are not willing to accept the risks associated with the underlying fund.
■	You are not willing to assume the credit risk of UBS for all payments under the Capped PLUS, including any repayment of principal.

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Fact Sheet

The Capped PLUS offered are unsubordinated, unsecured debt securities issued by UBS, will pay no interest, do not guarantee any return of principal at maturity and are subject to the terms described in the accompanying product supplement and accompanying prospectus, as supplemented or modified by this document. At maturity, an investor will receive for each Capped PLUS that the investor holds an amount in cash, if anything, that may be greater than, equal to or less than the stated principal amount based upon the underlying return and whether the final price is greater than, equal to or less than the initial price. The Capped PLUS do not guarantee any return of principal at maturity and investors may lose all of their initial investment in the Capped PLUS. All payments on the Capped PLUS are subject to the credit risk of UBS. If UBS were to default on its payment obligations you may not receive any amount owed to you under the Capped PLUS and you could lose your entire investment.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Valuation date:	Maturity date:
Approximately February 14, 2020	Approximately February 20, 2020 (3 business days after the pricing date)	Approximately May 14, 2021 (approximately 15 months after the pricing date)	Approximately May 19, 2021 (3 business days after the valuation date)

Key Terms
Issuer:	UBS AG London Branch
Underlying fund:	iShares® MSCI Emerging Markets ETF
Aggregate principal amount:	$•
Stated principal amount:	$10 per Capped PLUS
Issue price:	$10 per Capped PLUS, offered at a minimum investment of 100 Capped PLUS (representing a $1,000 investment)
Denominations:	$10 per Capped PLUS and integral multiples thereof
Interest:	None
Payment at maturity:

▪ If the underlying return is positive:
The lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
In no event will the payment at maturity exceed the maximum payment at maturity.

▪ If the underlying return is zero: Stated Principal Amount of $10

▪ If the underlying return is negative:
$10 + ($10 x Underlying Return)
Accordingly, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:

The quotient, expressed as a percentage, of (i) the final price of the underlying fund minus the initial price of the underlying fund, divided by (ii) the initial price of the underlying fund. Expressed as a formula:

(Final Price - Initial Price) / Initial Price

Leveraged upside payment:	$10 x Leverage Factor x Underlying Return
Initial price:	$•, which is the closing price of the underlying fund on the pricing date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Final price:	The closing price of the underlying fund on the valuation date, as determined by the calculation agent and subject to adjustment in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Leverage factor:	3.0
Maximum payment at maturity:	$11.69 per Capped PLUS, which is equal to $10 + ($10 × Maximum Gain)
Maximum gain:	16.90%
Risk factors:	Please see “Risk Factors” herein

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General Information
Listing:	The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
CUSIP/ISIN:	90281G469 / US90281G4698
Tax considerations:

The U.S. federal income tax consequences of your investment in the Capped PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Capped PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Capped PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Capped PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Capped PLUS as prepaid derivative contracts with respect to the underlying fund. If your Capped PLUS are so treated, subject to the discussion below regarding Section 1260 of the Code, you should generally recognize gain or loss upon the taxable disposition of your Capped PLUS. Such gain or loss should generally be long-term capital gain or loss if you hold your Capped PLUS for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less) in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Capped PLUS.

Section 1260. Because the Capped PLUS are linked to the shares of an ETF, there is a risk that an investment in the Capped PLUS could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Capped PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the Capped PLUS would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Capped PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Capped PLUS).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Capped PLUS would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it

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is not clear how the “net underlying long-term capital gain” would be computed in respect of the Capped PLUS. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying fund, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying fund directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Capped PLUS. However, it is also possible that all or a portion of your gain with respect to the Capped PLUS could be treated as “Excess Gain” because the underlying fund is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Capped PLUS the holder had invested, pro rata, the principal amount of the Capped PLUS in shares of the underlying fund and sold those shares for their fair market value on the date the Capped PLUS are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Capped PLUS could be “Excess Gain” if you purchase the Capped PLUS for an amount that is less than the principal amount of the Capped PLUS or if the return on the Capped PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of the underlying fund. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Capped PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Capped PLUS is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Capped PLUS.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Capped PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Capped PLUS, it is possible that your Capped PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Capped PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences", including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Capped PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Capped PLUS should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Capped PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special ‘‘constructive ownership rules’’ of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

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Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include any income or gain realized with respect to the Capped PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Capped PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA (as discussed below), if you are not a U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your Capped PLUS and you should not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Capped PLUS if you comply with certain certification and identification requirements, including providing us (and/or the applicable withholding agent) with a validly executed and fully completed applicable IRS Form W-8. Subject to Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Capped PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Capped PLUS are not “delta-one” with respect to the underlying fund, our counsel is of the opinion that the Capped PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Capped PLUS. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Capped PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events

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affecting the underlying fund or your Capped PLUS, and following such occurrence your Capped PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Capped PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund or the Capped PLUS. If you enter, or have entered, into other transactions in respect of the underlying fund or the Capped PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Capped PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Capped PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Capped PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act ("FATCA") generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity's jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source "fixed or determinable annual or periodical" income ("FDAP income"). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the Capped PLUS is unclear, it is possible that any payment with respect to the Capped PLUS could be subject to the FATCA rules. If withholding applies to the Capped PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Capped PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Capped PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Capped PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Capped PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Capped PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Capped PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC, a wholly-owned subsidiary of UBS AG

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Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Capped PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Capped PLUS as described below.

In connection with the sale of the Capped PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying fund or purchases and sales of Capped PLUS, in each case before, on and/or after the pricing date of the Capped PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the Capped PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Capped PLUS from time to time and payment on the Capped PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the Capped PLUS specified on the front cover of this document at the price to public less a fee of $0.225 per $10.00 stated principal amount of Capped PLUS. UBS Securities LLC will agree to resell all of the Capped PLUS to Morgan Stanley Smith Barney (also known as “Morgan Stanley Wealth Management”) with an underwriting discount of $0.225 reflecting a fixed structuring fee of $0.05 and a fixed sales commission of $0.175 per $10.00 stated principal amount of Capped PLUS that Morgan Stanley Wealth Management sells.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Capped PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Capped PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Capped PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Capped PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Capped PLUS at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Capped PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Capped PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC

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may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Capped PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Capped PLUS, see “Risk Factors — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” herein.

Prohibition of sales to EEA retail investors	The Capped PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Capped PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Capped PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This document represents a summary of the terms and conditions of the Capped PLUS. We encourage you to read the accompanying product supplement and accompanying prospectus related to this offering, which can be accessed via the hyperlinks on page 2 of this document.

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How the Capped PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Capped PLUS will be determined on the pricing date and will be specified in the final pricing supplement):

Investors will not be entitled to receive any dividends paid with respect to the underlying fund. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. The payment scenarios below do not show any effect of lost dividend yield over the term of the Capped PLUS.

The graph is based on the following terms:

Stated principal amount:	$10 per Capped PLUS
Leverage factor:	3.0
Hypothetical Initial Price:	$40.00
Maximum Payment at Maturity:	$11.69 per Capped PLUS
Maximum Gain:	16.90%
Minimum Payment at Maturity:	None

EXAMPLE 1: The underlying fund appreciates over the term of the Capped PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final price	$41.20
Underlying Return	($41.20 – $40.00) / $40.00 = 3.00%
Payment at Maturity	= lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
= lesser of (a) $10 + ($10 x Leverage Factor x Underlying Return) and (b) $10 + ($10 x Maximum Gain)
= lesser of (a) $10 + ($10 x 3.0 x 3.00%) and (b) $10 + ($10 x 16.90%)
= lesser of (a) $10.90 and (b) $11.69 = $10.90 (Payment at Maturity)

In Example 1, the final price is greater than the initial price and the underlying return is 3.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 3.0 times the underlying return, resulting in a payment at maturity of $10.90 per Capped PLUS (a total return of 9.00%).

EXAMPLE 2: The underlying fund appreciates over the term of the Capped PLUS, and investors receive the maximum payment at maturity.

Final price	$44.00
Underlying Return	($44.00 - $40.00) / $40.00 = 10.00%
Payment at Maturity	= lesser of (a) $10 + Leveraged Upside Payment and (b) Maximum Payment at Maturity
= lesser of (a) $10 + ($10 x Leverage Factor x Underlying Return) and (b) $10 + ($10 x Maximum Gain)
= lesser of (a) $10 + ($10 x 3.0 x 10.00%) and (b) $10 + ($10 x 16.90%)
= lesser of (a) $13.00 and (b) $11.69 = $11.69 (Payment at Maturity)

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In Example 2, the final price is greater than its initial price and the underlying return is 10.00%. Because the underlying return, when multiplied by the leverage factor of 3.0 is greater than the maximum gain, investors receive the maximum payment at maturity, resulting in a payment at maturity of $11.69 (a total return of 16.90%).

EXAMPLE 3: The underlying fund declines over the term of the Capped PLUS, and investors receive less than the stated principal amount at maturity.

Final price	$32.00
Underlying Return	($32.00 - $40.00) / $40.00 = -20.00%
Payment at Maturity	=$10 + ($10 x Underlying Return)
=$10 + ($10 x -20.00%)
= $10 + (-$2)
=$8 (Payment at Maturity)

In Example 3, the final price is less than the initial price and the underlying return is -20.00%. Because the final price of the underlying fund is less than its initial price, investors are exposed to the decline in the price of the underlying fund from its initial price, resulting in a payment at maturity of $8 per Capped PLUS (a loss of 20.00%).

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How it works

▪	Upside Scenario. If the underlying return is positive, investors will receive the lesser of (a) the stated principal amount of $10 plus the leveraged upside payment and (b) the maximum payment at maturity. Under the hypothetical terms of the Capped PLUS, an investor will realize the maximum payment at maturity at a final price of approximately 105.6333% of the initial price.
▪	If the underlying return is 3.00%, investors will receive a 9.00% return, or $10.90 per Capped PLUS.
▪	If the underlying return is approximately 5.6333%, investors will receive only the hypothetical maximum payment at maturity of $11.69 per Capped PLUS.
▪	If the underlying return is 30.00%, investors will receive only the hypothetical maximum payment at maturity of $11.69 per Capped PLUS.
▪	Par Scenario. If the underlying return is zero, investors will receive an amount equal to the $10 stated principal amount.
▪	If the underlying return is 0.00%, investors will receive an amount equal to the $10 stated principal amount.
▪	Downside Scenario. If the underlying return is negative, investors will receive an amount that is less than the $10 stated principal amount, if anything, resulting in a percentage loss of their initial investment that is equal to the underlying return.
▪	If the underlying return is -35.00%, investors would lose 35.00% of the stated principal amount and receive only $6.50 per Capped PLUS at maturity, or 65.00% of the stated principal amount. There is no minimum payment at maturity on the Capped PLUS and investors may lose all of their initial investment.

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Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Capped PLUS that they hold an amount in cash based upon the underlying return of the underlying fund on the valuation date, as determined as follows:

If the underlying return is positive:

The lesser of (a) $10 + leveraged upside payment and (b) the maximum payment at maturity.

In no event will the payment at maturity be greater than the maximum payment at maturity.

If the underlying return is zero:

the Stated Principal Amount of $10

If the underlying return is negative:

$10 + ($10 x Underlying Return)

Accordingly, if the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Capped PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and “Considerations Relating to Indexed Securities” in the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Capped PLUS.

▪	The Capped PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Capped PLUS may result in a loss. The terms of the Capped PLUS differ from those of ordinary debt securities in that the Capped PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the Capped PLUS, and, accordingly, you could lose some, or in extreme situations, all of your initial investment.
▪	Your potential return on the Capped PLUS is limited to the maximum gain. The return potential of the Capped PLUS is limited to the maximum gain indicated on the cover hereof. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain and your return on the Capped PLUS may be less than it would be in a direct investment in the underlying fund.
▪	The leverage factor applies only if you hold the Capped PLUS to maturity. You should be willing to hold the Capped PLUS to maturity. If you are able to sell the Capped PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the leverage factor, subject to the potential maximum gain from UBS, only if you hold the Capped PLUS to maturity.
■	The contingent repayment of principal at maturity applies only at maturity. You should be willing to hold the Capped PLUS to maturity. If you are able to sell the Capped PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the underlying fund at that time is equal to or greater than the initial price.
▪	Credit risk of UBS. The Capped PLUS are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Capped PLUS, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Capped PLUS and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Capped PLUS, you could lose all of your initial investment.
▪	Market risk. The return on the Capped PLUS, which may be positive or negative, is directly linked to the performance of the underlying fund and indirectly linked to the performance of the securities comprising the underlying fund (the “underlying constituents”) and their issuers (the “underlying constituent issuers”). The price of the underlying fund can rise or fall sharply due to factors specific to the underlying fund, its underlying constituents or its underlying constituent issuers, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market levels, interest rates and economic and political conditions. You, as an investor in the Capped PLUS, should make your own investigation into the underlying fund and the underlying constituents for your Capped PLUS. For additional information regarding the underlying fund, please see “Information about the Underlying Fund” below and the issuer of the underlying fund’s (the “underlying fund issuer’s”) SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying fund issuer with the SEC.
■	Fair value considerations.
o	The issue price you pay for the Capped PLUS will exceed their estimated initial value. The issue price you pay for the Capped PLUS will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs, projected profits and a fee paid to an unaffiliated broker-dealer providing an electronic platform for this offering. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the Capped PLUS by reference to our internal pricing

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models and the estimated initial value of the Capped PLUS will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Capped PLUS incorporate certain variables, including the price of the underlying fund, the volatility of the underlying fund, any dividends paid on the underlying fund, prevailing interest rates, the term of the Capped PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Capped PLUS to you. Due to these factors, the estimated initial value of the Capped PLUS as of the pricing date will be less than the issue price you pay for the Capped PLUS.
o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Capped PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Capped PLUS at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Capped PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Capped PLUS determined by reference to our internal pricing models. The estimated initial value of the Capped PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Capped PLUS in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Capped PLUS as of the pricing date. We may determine the economic terms of the Capped PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Capped PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Capped PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Capped PLUS.
■	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Capped PLUS. The Capped PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Capped PLUS and may stop making a market at any time. If you are able to sell your Capped PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Capped PLUS will develop. The estimated initial value of the Capped PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Capped PLUS in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Capped PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Capped PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Capped PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such Capped PLUS at a price that exceeds (i) our valuation of the Capped PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Capped PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Capped PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive

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differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Capped PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Capped PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Price of Capped PLUS prior to maturity. The market price of the Capped PLUS will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund; any dividends paid on the underlying fund; the time remaining to the maturity of the Capped PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Capped PLUS.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Capped PLUS in any secondary market.
▪	Owning the Capped PLUS is not the same as owning the underlying fund. The return on the Capped PLUS may not reflect the return you would realize if you actually owned the underlying fund. For example, your return on the Capped PLUS is limited to the maximum gain, while the potential return on a direct investment in the underlying fund would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Capped PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Capped PLUS. In addition, as an owner of the Capped PLUS, you will not have voting rights or any other rights that a holder of the underlying fund would have.
▪	There can be no assurance that the investment view implicit in the Capped PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying fund will rise or fall and there can be no assurance that the underlying return will be positive. The final price (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying fund and underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying fund in general and the underlying constituents in particular, and the risk of losing some or all of your initial investment.
▪	The Capped PLUS are subject to emerging markets risk related to the underlying fund. The Capped PLUS are subject to risks associated with emerging market companies and emerging market securities because the underlying fund seeks to track the performance of the MSCI Emerging Markets Index (its “target index”) and, therefore, is comprised of stocks of emerging market companies that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Capped PLUS are susceptible.

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▪	Fluctuation of NAV. The net asset value (the “NAV”) of the underlying fund may fluctuate with changes in the market value of the underlying constituents. The market values of the underlying fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. Furthermore, the underlying constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the underlying fund and may adversely affect the liquidity and prices of the underlying fund, perhaps significantly. For any of these reasons, the market value of the underlying fund may differ from its NAV per share and may trade at, above or below its NAV per share.
▪	Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the target index, various factors, including fees and other transaction costs, will prevent the underlying fund from correlating exactly with changes in the level of the target index. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the Capped PLUS.
▪	The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in underlying constituents that generally replicate the target index. Therefore, unless a specific stock is removed from the target index, the underlying fund generally would not sell a stock because the stock’s issuer was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of the underlying fund’s investment adviser may not produce the intended results.
▪	UBS cannot control actions by the underlying fund issuer and the underlying fund issuer has no obligation to consider your interests. UBS and its affiliates are not affiliated with the underlying fund issuer and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the closing prices. The underlying fund issuer is not involved in the Capped PLUS offering in any way and has no obligation to consider your interest as an owner of the Capped PLUS in taking any actions that might affect the market value of, and any amount payable on, your Capped PLUS.
▪	Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in the underlying fund or the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying fund or underlying constituents may adversely affect the price of the underlying fund and the performance of, and therefore the market value of and any amount payable on, the Capped PLUS.

▪	Potential conflict of interest. UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Capped PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing price of the underlying fund. The calculation agent can postpone the determination of the initial price or final price of the underlying fund (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the trade date or valuation date, respectively. As UBS determines the economic terms of the Capped PLUS, including the maximum gain and leverage factor, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Capped PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Capped PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Capped PLUS. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the Capped PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Capped PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Capped PLUS to you.

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▪	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity. For antidilution and reorganization events affecting the underlying fund, the calculation agent may make adjustments to the initial price and/or final price, as applicable, and any other term of the Capped PLUS. However, the calculation agent will not make an adjustment in response to every corporate event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Capped PLUS and the payment at maturity, may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or this document as necessary to achieve an equitable result. Following a delisting, discontinuance or other suspension from trading of the underlying fund, the determination as to the amount you receive at maturity may be based on the share of another exchange-traded fund or a replacement basket. The occurrence of these events and the consequent adjustments may materially and adversely affect the value of the Capped PLUS and your payment at maturity. Regardless of any of the events discussed above, any payment on the Capped PLUS is subject to the creditworthiness of UBS. For more information, see the sections “— Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

▪	Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Capped PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Capped PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Capped PLUS and the underlying fund.
▪	The Capped PLUS are not bank deposits. An investment in the Capped PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Capped PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Capped PLUS and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority ("FINMA") has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance ("BIO-FINMA"). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS' assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of the Capped PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS' debt and/or other obligations, including its obligations under the Capped PLUS, into equity (a "debt-to-equity" swap), and/or (d) the partial or full write-off of obligations owed by UBS (a "write-off"), including its obligations under the Capped PLUS. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Capped PLUS) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection

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with the Capped PLUS will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS' obligations under the Capped PLUS. Consequently, holders of the Capped PLUS may lose all or some of their investment in the Capped PLUS. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of the Capped PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the Capped PLUS are uncertain. You should read carefully the section entitled "Tax Considerations" herein and the section entitled "Material U.S. Federal Income Tax Consequences", including the section "— Securities Treated as Prepaid Derivatives or Prepaid Forwards", in the accompanying product supplement and consult your tax advisor about your tax situation.

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Information about the Underlying Fund

iShares® MSCI Emerging Markets ETF

We have derived all information contained herein regarding the iShares® MSCI Emerging Markets ETF (the “EEM Fund”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the EEM Fund. UBS has not undertaken an independent review or due diligence of any publicly available information with respect to the EEM Fund.

The EEM Fund is one of the separate investment portfolios that constitute the iShares, Inc. The EEM Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI® Emerging Markets IndexSM (the “target index”). The EEM Fund will generally invest at least 90% of its assets in the securities of the target index and in American Depositary Receipts or Global Depositary Receipts based on securities of the target index. The EEM Fund may invest the remainder of its assets in other securities, including securities not in the target index, but which BFA believes will help the EEM Fund track the target index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to its target index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

BFA uses a representative sampling strategy to manage the EEM Fund. “Representative sampling” is an indexing strategy that involves investing in a representative sample of the securities included in the target index that collectively has an investment profile similar to the target index. The securities selected are expected to have, in the aggregate, investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the target index. The EEM Fund may or may not hold all of the securities that are included in the target index.

The EEM Fund will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the EEM Fund will concentrate its investments to approximately the same extent that the target index concentrates in the stocks of such particular industry or group of industries. The target index was developed by MSCI Inc. (“MSCI”) and is calculated, maintained and published by MSCI Inc. MSCI is under no obligation to continue to publish, and may discontinue or suspend the publication of the target index at any time. The target index has been developed by MSCI as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets.

Under new continuous listing standards adopted by NYSE Arca (the “Exchange”), the EEM Fund’s primary exchange, which went into effect on October 1, 2017, the EEM Fund is required to confirm on an ongoing basis that the components of the target index satisfy the Exchange’s listing requirements. In the event that the target index does not comply with the Exchange’s listing requirements, the EEM Fund will be required to rectify such non-compliance by requesting that the target index’s developer and sponsor, MSCI, modify the target index, adopting a new index or obtaining relief from the SEC. Failure to rectify this non-compliance may result in the EEM Fund being delisted by the Exchange.

As of December 31, 2019, ordinary operating expenses of the EEM Fund are expected to accrue at an annual rate of 0.68% of the EEM Fund’s average daily net asset value. Expenses of the EEM Fund reduce the net value of the assets held by the EEM Fund and, therefore, reduce the value of the shares of the EEM Fund.

As of December 31, 2019, the EEM Fund’s held stocks in the following industry sectors: Financials (24.17%), Information Technology (15.67%), Consumer Discretionary (14.09%), Communication (10.96%), Energy (7.36%), Materials (7.34%), Consumer Staples (6.28%), Industrials (5.31%), Real Estate (2.99%), Health Care (2.82%), Utilities (2.61%) and Other (0.39%).

The target index tracks the following 26 emerging markets: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Pakistan, Peru, the Philippines, Poland, Qatar, Russia, Saudi Arabia, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

As of the close on May 31, 2018, MSCI began a multi-step process to include, in the target index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 semi-annual index review, MSCI added such large cap China A shares to the target index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted

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market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the target index.

As of the close on May 28, 2019, MSCI began a three-step process to further increase the weight of China A shares in the target index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares in the target index from 5% to 10% and adding 26 China A shares (18 of which are ChiNext stocks) at 10% of their foreign inclusion factor-adjusted market capitalization. With the implementation of this first step, China A shares initially had an aggregate weight of 1.76% in the target index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 10% to 15%. With the implementation of this second step, China A shares will have a weight of 2.46% in the target index. Finally, in connection with the November 2019 semi-annual index review, MSCI increased of China A shares in the target index and increased the foreign inclusion factor-adjusted market capitalization of all large cap China A shares from 15% to 20% and add mid cap China A shares, including eligible ChiNext shares, to the target index at 20% of their foreign inclusion factor-adjusted market capitalization. As of the close of markets on November 26, 2019, the target index included 472 China A shares, comprised of 244 large cap and 228 mid cap securities, which represented a collective weight of 4% in the target index. As of that same time, the MSCI China Index, which includes China A shares and offshore listed shares, was expected to include 710 securities, was expected to represent a weight of 34% in the target index.

As of the close on May 28, 2019, MSCI began a two-step process to include the MSCI Saudi Arabia Index in the target index. In connection with the May 2019 semi-annual index review, MSCI implemented the first step by adding 30 Saudi Arabian securities at 50% of their foreign inclusion factor-adjusted market capitalization, initially representing an aggregate weight of 1.42% in the target index. As of the close on August 27, 2019, in connection with the August 2019 quarterly index review, MSCI implemented the second step by increasing the weight of Saudi Arabian securities from 1.45% to 2.83% in the target index. In addition, MSCI has reclassified the MSCI Argentina Index from a “frontier market” to an “emerging market”, and added eight Argentinian securities initially representing an aggregate weight of 0.26% in the target index. MSCI expects to continue to restrict the inclusion in the MSCI Argentina Index to only foreign listings of Argentinian companies, such as American depositary receipts.

Information filed by iShares, Inc. with the SEC can be found by reference to its SEC file numbers: 033-97598 and 811-09102 or its CIK Code: 0000930667. Shares of the EEM Fund are listed on the NYSE Arca under ticker symbol “EEM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the EEM Fund.

Information as of market close on January 27, 2020:

Bloomberg Ticker Symbol:	EEM	52 Week High (on January 13, 2020):	$46.30
Current Share Price:	$43.06	52 Week Low (on August 14, 2019):	$38.74
52 Weeks Ago (on January 25, 2019):	$42.20

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Historical Information

The following table sets forth the published high and low closing prices, as well as the end-of-quarter closing prices, of the underlying fund for each quarter in the period from January 1, 2016 through January 27, 2020. The closing price of the underlying fund on January 27, 2020 was $43.06. The graph below sets forth the daily closing prices of the underlying fund for the period from January 1, 2010 through January 27, 2020. We obtained the information in the table below from Bloomberg Professional® service (‘‘Bloomberg’’), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical closing prices of the underlying fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying fund on the valuation date.

iShares® MSCI Emerging Markets ETF	High	Low	Period End
2016
First Quarter	$34.28	$28.25	$34.25
Second Quarter	$35.26	$31.87	$34.36
Third Quarter	$38.20	$33.77	$37.45
Fourth Quarter	$38.10	$34.08	$35.01
2017
First Quarter	$39.99	$35.43	$39.39
Second Quarter	$41.93	$38.81	$41.39
Third Quarter	$45.85	$41.05	$44.81
Fourth Quarter	$47.81	$44.82	$47.12
2018
First Quarter	$52.08	$45.69	$48.28
Second Quarter	$48.14	$42.33	$43.33
Third Quarter	$45.03	$41.14	$42.92
Fourth Quarter	$42.93	$38.00	$39.06
2019
First Quarter	$43.71	$38.45	$42.92
Second Quarter	$44.59	$39.91	$42.91
Third Quarter	$43.42	$38.74	$40.87
Fourth Quarter	$45.07	$40.27	$44.87
2020
First Quarter (through January 27, 2020	$46.30	$43.06	$43.06

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Capped PLUS in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Capped PLUS	2
Investment Overview	3
Key Investment Rationale	3
Investor Suitability	4
Fact Sheet	5
How the Capped PLUS Work	12
How it works	14
Payment at Maturity	15
Risk Factors	16
Information about the Underlying Fund	22
Historical Information	24

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•

UBS AG Capped PLUSSM
due on or about May 19, 2021

Preliminary Pricing Supplement dated January 30, 2020
(To Product Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)

UBS Investment Bank

UBS Securities LLC